                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT



                           DATED AS OF MARCH 18, 1996



                                     AMONG



                        ELECTRONIC ASSEMBLY CORPORATION



                                      AND



                          FIRSTAR BANK MILWAUKEE, N.A.
                         HARRIS TRUST AND SAVINGS BANK
                            BANK ONE, MILWAUKEE, NA
                             LASALLE NATIONAL BANK

                               TABLE OF CONTENTS



SECTION 1           DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2           AMOUNTS AND TERMS OF REVOLVING CREDIT COMMITMENTS . . . . . . . . . . . . . . . . .    7
   2.1              Revolving Credit Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
   2.2              Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
   2.3              Interest Calculation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
   2.4              Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   2.5              Procedure for Revolving Credit Loans  . . . . . . . . . . . . . . . . . . . . . . .   14
   2.6              Application of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
   2.7              Borrowing Base Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.8              Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.9              Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   2.10             Termination or Reduction of the Commitments . . . . . . . . . . . . . . . . . . . .   16
   2.11             Agent's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

SECTION 3           REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   3.1              Organization; Qualification and Subsidiaries  . . . . . . . . . . . . . . . . . . .   16
   3.2              Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
   3.3              Authorization; Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   3.4              Absence of Conflicting Obligations  . . . . . . . . . . . . . . . . . . . . . . . .   17
   3.5              Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   3.6              Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
   3.7              Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   3.8              Ownership of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   3.9              Federal Reserve Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   3.10             ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   3.11             Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   3.12             Places of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.13             Other Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.14             Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.15             Dividends and Redemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.16             Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.17             Absence of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
   3.18             Environmental Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

SECTION 4           CONDITIONS PRECEDENT TO LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
   4.1              Initial Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
   4.2              Subsequent Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

SECTION 5           AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
   5.1              Corporate Existence, Properties, Etc  . . . . . . . . . . . . . . . . . . . . . . .   21
   5.2              Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
   5.3              Financial Information; Notice of Default  . . . . . . . . . . . . . . . . . . . . .   22
   5.4              Inspection of Properties and Records  . . . . . . . . . . . . . . . . . . . . . . .   22
   5.5              Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

SECTION 6           NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
   6.1              Sale of Assets, Consolidation, Merger, Etc  . . . . . . . . . . . . . . . . . . . .   23
   6.2              Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   6.3              Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   6.4              Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   6.5              Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   6.6              Fixed Asset Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   6.7              Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
   6.8              Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   6.9              Contingent Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   6.10             Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 7           DEFAULT; AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   7.1              Events of Default Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   7.2              Remedies Upon Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   7.3              Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

SECTION 8           RIGHTS AND DUTIES OF THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   8.1              Appointment and Duties of the Agent . . . . . . . . . . . . . . . . . . . . . . . .   28
   8.2              Discretion and Liability of the Agent . . . . . . . . . . . . . . . . . . . . . . .   29
   8.3              Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   8.4              Consultation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   8.5              Communications to and from the Agent  . . . . . . . . . . . . . . . . . . . . . . .   30
   8.6              Limitations of Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   8.7              No Representation or Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   8.8              Bank Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   8.9              Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   8.10             Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   8.11             Noteholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

SECTION 9           INCREASED COSTS; CAPITAL ADEQUACY . . . . . . . . . . . . . . . . . . . . . . . . .   32
   9.1              Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
   9.2              Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

SECTION 10          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   10.1             Expenses and Attorneys' Fees; Indemnification . . . . . . . . . . . . . . . . . . .   33
   10.2             Assignability; Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   10.3             Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   10.4             Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   10.5             Counterparts; Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   10.6             Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   10.7             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   10.8             Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   10.9             Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   10.10            JURY TRIAL WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   10.11            Interest Rate Hedges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

                                LIST OF EXHIBITS




A.       Revolving Credit Note
B.       Loan Request
C.       Borrowing Base Certificate
D.       Security Agreement
E.       Secretary's Certificate
F.       Opinion of Counsel for the Company
G.       Permitted Liens
H.       Guaranty of Technology Group, Inc.
I.       Guaranty of Plexus Corp.

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


                 THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made and entered into as of March 18, 1996, by and among ELECTRONIC ASSEMBLY CORPORATION, a Wisconsin corporation (the "Company"), FIRSTAR BANK MILWAUKEE, N.A., a national banking association, HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation, BANK ONE, MILWAUKEE, NA, a national banking association, and LASALLE NATIONAL BANK, a national banking association (each a "Bank" and collectively the "Banks"), and FIRSTAR BANK MILWAUKEE, N.A., a national banking association, as agent for the Banks (the "Agent").


                              W I T N E S S E T H


                 WHEREAS, the Company, the Banks and the Agent are parties to a Revolving Credit Agreement dated April 18, 1991, as amended through Amendment No. 11 thereto dated as of July 28, 1995 (the "Original Credit Agreement") providing for revolving credit loans to the Company in an aggregate principal amount of up to $55,000,000; and

                 WHEREAS, the Company, the Banks and the Agent have agreed to amend and restate the Original Credit Agreement in its entirety as set forth herein;

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, subject to all of the terms and conditions set forth herein, the parties hereto agree to amend and restate the Original Credit Agreement as follows:


SECTION 1        DEFINITIONS


                 As used in this Agreement, the following terms have the following meanings:

                 1.1 "Affiliate" shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

                 1.2 "Agreement" shall mean this Revolving Credit Agreement, as amended, supplemented or modified from time to time.

                 1.3 "Borrowing Base" shall mean, as of any date, the sum of (i) eighty percent (80%) of Qualified Accounts, and (ii) the lesser of (A) fifty percent (50%) of Qualified Inventory and (B) $27,500,000, as certified in the Borrowing Base Certificate then most recently delivered to the Agent pursuant to Section 2.7 hereof.

                 1.4 "Borrowing Date" shall have the meaning assigned thereto in Section 2.5 hereof.

                 1.5 "Business Day" means any day other than Saturday or Sunday on which banks in the States of Wisconsin and Illinois are open for the transaction of substantially all of their banking functions, provided, however, that for purposes of calculating the Basic LIBOR Rate, the LIBOR Interest Period, and the election of LIBOR Pricing Options, the term Business Day shall mean only those days on which dealings in U.S. dollar deposits are carried out by U.S. financial institutions in the London interbank market.

                 1.6 "Capitalized Lease" shall mean any lease which is capitalized on the books of the Lessee, or should be so capitalized under GAAP.

                 1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 1.8 "Commitment" shall mean the obligation of each Bank to make Loans to the Company pursuant to Section 2.1. The amount of each Bank's Commitment, and the "Percentage Interest" of each Bank in the loans to be made under this Agreement, shall be as follows:

                                             PERCENTAGE
                 BANK                         INTEREST                 COMMITMENT
                 ----                        ----------                ----------
FIRSTAR BANK MILWAUKEE, N.A.                   36.37%                  $20,000,000
HARRIS TRUST AND SAVINGS BANK                  30.91%                  $17,000,000

BANK ONE, MILWAUKEE, NA                        16.36%                  $ 9,000,000

LASALLE NATIONAL BANK                          16.36%                  $ 9,000,000
                                               ------                  -----------
                                TOTAL           100%                   $55,000,000

                 1.9 "Commitment Period" shall mean the period from and including the date hereof to and including the Termination Date.

                 1.10 "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Code, of which the Company is a member.

                 1.11 "Default" shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

                 1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 1.13 "Employee Plan" shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan subject to Title IV of ERISA maintained by the

Company or any member of the Controlled Group, or any such plan to which the Company or any member of the Controlled Group is required to contribute on behalf of any of its employees.

                 1.14 "Environmental Audit" shall mean a review for the purpose of determining whether the Company complies with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal, or other remedial action under Environmental Laws on the part of the Company including such procedures and analysis as any Bank shall determine in its reasonable discretion.

                 1.15 "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                 1.16 "Event of Default" shall have the meaning assigned thereto in Section 7.1 hereof.

                 1.17 "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods, and consistent with those applied in the preparation of the financial statements referred to in Section 3.2, so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Company.

                 1.18 "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

                 1.19 "Guaranties" shall mean the guaranty agreements of each of Technology Group, Inc. and Plexus Corp., in the forms of Exhibits H and I hereto, respectively, as amended, supplemented or modified from time to time.

                 1.20 "Indebtedness" of any Person shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise or any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) indebtedness guaranteed in any manner by such Person, including guaranties in the form of an agreement to purchase, provide funds for payment, supply funds to or otherwise invest in the debtor or otherwise assure the creditor against loss; (iii) obligations under Capitalized Leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person assures a creditor against loss; (iv) any unfunded obligation of such Person to a "multiemployer plan" as such term is defined under ERISA; (v) all liabilities secured by any Lien on any Property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof; and (vi) any other liability or obligation of such Person payable more than one (1) year from the date of the creation thereof, and which, in accordance with GAAP, is properly shown as a liability of such Person on its balance sheet.

                 1.21 "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

                 1.22     "Loans" shall have the meaning assigned thereto in
Section 2.1 of this Agreement.

                 1.23 "Maximum Amount of Credit" shall mean an amount equal to the lesser of (i) $55,000,000 or (ii) the amount (being an integral multiple of $100,000) to which such figure shall have been irrevocably reduced from time to time by the Company pursuant to Section 2.10.

                 1.24     "Notes" shall have the meaning assigned thereto in
Section 2.2 of this Agreement and any note or notes issued in substitution for any thereof.

                 1.25 "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                 1.26 "Percentage Interest" shall have the meaning assigned thereto in Section 1.8 hereof.

                 1.27 "Permitted Liens" shall have the meaning assigned thereto in Section 6.3 of this Agreement.

                 1.28 "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

                 1.29 "Prime Rate" shall mean the rate announced by Firstar Bank Milwaukee, N.A. from time to time in Milwaukee, Wisconsin as its prime rate.

                 1.30 "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 1.31 "Qualified Account" shall mean an account owing to the Company which meets the following requirements at the time it comes into existence and continues to meet the same until it is collected in full: (i) it is not past due and unpaid more than ninety days past its invoice date ; (ii) it is owned by the Company free of any prior assignment, claim, lien, or security interest whatsoever (except for the lien in favor of the Agent for the benefit of the Banks created by the Security Agreement and liens described in
Section 10.11 of this Agreement); (iii) it is a valid and legally enforceable obligation of an account debtor satisfactory to the Banks; (iv) it is not subject to setoff, counterclaim, credit allowance, or adjustment by the account debtor thereunder, or to any claim by such account debtor denying liability thereunder in whole or in part, and such account debtor has not refused to accept and has not returned or offered to return any of the goods which are subject to such account (provided that the amount by which any such account which otherwise meets all requirements for a Qualified Account exceeds the amount of any such setoff or counterclaim may be included as a Qualified Account); (v) it arose in the ordinary course of the Company's business from a bona fide sale of goods or services to a customer located in the United States or Canada (or to a customer located outside of the United States or Canada, provided that accounts of such foreign customers may not exceed an aggregate of $5,000,000), which goods or services have been delivered or shipped to the account debtor; (vi) the Company has no notice of a bankruptcy, insolvency, or similar proceeding of the account debtor thereunder, or of the inability of the account debtor thereunder to pay its debts as they become due; (vii) it and the transaction out of which it arose comply with all applicable laws and regulations; (viii) it does not arise out of a contract or order which by its terms forbids or makes void or unenforceable the assignment by the Company to the Banks of the account arising with respect thereto; (ix) it is subject to a valid and perfected first lien security interest in favor of the Agent for the benefit of the Banks; and (x) it is certified by the Company on a monthly basis (or at such more frequent intervals as the Agent shall reasonably request) as to the amount thereof and other matters set forth above. An account which is at any time a Qualified Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be a Qualified Account.

                 1.32 "Qualified Inventory" shall mean inventory of the Company, valued at the lower of market or cost (determined on a

FIFO basis) which meets the following requirements and continues to meet the same until it is sold or otherwise disposed of as permitted by this Agreement:
(i) it is owned by the Company free of any prior assignment, claim, lien, or security interest whatsoever (except for the lien in favor of the Agent for the benefit of the Banks created by the Security Agreement and liens described in
Section 10.11 of this Agreement); (ii) it is subject to a valid and perfected first lien security interest in favor of the Banks; (iii) it is not obsolete, is in good condition and is either currently usable or saleable; and (iv) its existence, location, amount, and cost have been certified by the Company on a monthly basis or at such more frequent intervals as the Agent shall reasonably request, but Qualified Inventory shall not include (a) direct labor that has been capitalized in work in process, (b) general stores merchandise, (c) test fixtures, (d) shipping supplies, (e) tooling, (f) inventory owned by customers of the Company or other third parties and held by the Company for processing pursuant to a bailment or similar type of arrangement, or (g) inventory located elsewhere than (1) one of the locations listed on Exhibit 3(i) to the Security Agreement, or (2) any other location in the United States, provided that the Agent shall have been furnished with all financing statements or other documents necessary to create a valid and perfected first lien security interest in such inventory in favor of the Banks, and at least five days have elapsed from the date of delivery of such financing statements or other documents to the Agent. Qualified Inventory shall also be reduced by the aggregate amount of advance payments, as of the determination date for Qualified Inventory, by or on account of customers of the Company. For the purposes hereof, "advance payments" shall mean all payments, for goods to be purchased from the Company, made by or on account of customers of the Company prior to the time of shipment by the Company. Inventory of the Company which is at any time Qualified Inventory, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Qualified Inventory.

                 1.33 "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA.

                 1.34 "Requirement of Law" shall mean as to any Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Government Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

                 1.35 "Requisite Consent" shall mean the written consent of the Banks which together hold at least two-thirds (66 2/3%) of the Percentage Interests in the loans outstanding under this Agreement.

                 1.36 "Security Agreement" shall mean the Security Agreement between the Company and Technology Group, Inc. and the

Agent, as the same may be amended, supplemented or modified from time to time.

                 1.37 "Subsidiary" shall mean as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

                 1.38 "Termination Date" shall mean July 31, 1998 or such earlier date on which the Commitment shall terminate as provided herein.

                 1.39 "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Wisconsin.

                 1.40 "Unfunded Liabilities" shall mean, with regard to any Employee Plan, the excess of the current value of the Employee Plan's benefits guaranteed under ERISA over the current value of the Employee Plan's assets allocable to such benefits.

                 Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and terms defined in other sections of this Agreement shall have the meanings set forth therein.


SECTION 2        AMOUNTS AND TERMS OF REVOLVING CREDIT COMMITMENTS


                 2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, and so long as no Default exists, each Bank agrees to make revolving credit loans (the "Loans") to the Company during the Commitment Period up to the amount of its Commitment; provided that the aggregate principal amount of Loans at any one time outstanding shall not exceed the lesser of (i) the Maximum Amount of Credit or (ii) the Borrowing Base. The respective obligations of the Banks under this Agreement to make the Loans contemplated hereby are several and are not joint or joint and several. The failure of one of the Banks to make any Loan shall not relieve the other Banks of their obligations to lend hereunder, and in no event shall such other Banks or the Agent be liable in any way whatsoever for such failure to make any Loan hereunder. No Bank shall be obligated in any event to lend in excess of its Commitment. During the Commitment Period, the Company may borrow and repay the Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

                 2.2 Notes. The Loans made by each of the Banks pursuant hereto shall be evidenced by a promissory note of the Company, in the form of Exhibit A hereto with appropriate insertions (individually, a "Note" and collectively, the "Notes"), payable to the order of that Bank in the amount of that Bank's Commitment. Each Note shall (a) be dated the date hereof, (b) be stated to mature on the Termination Date, (c) bear interest on the unpaid principal amount thereof from time to time outstanding, and (d) be in the principal amount of each Bank's Commitment, notwithstanding that the Company shall be obligated to pay only the unpaid principal amount thereof from time to time outstanding together with accrued interest thereon.

                 2.3      Interest Calculation.

                          (a) Interest. The principal amount of the indebtedness from time to time evidenced by the Notes shall accrue and bear interest at a rate per annum which shall at all times equal the Applicable Rate. On the last day of each LIBOR Interest Period or on any earlier termination of any LIBOR Pricing Option, the Company will pay the accrued and unpaid interest on the indebtedness evidenced by the Notes which was subject to the LIBOR Pricing Option which expired or terminated on such date; provided, however, that if any LIBOR Interest Period is longer than one month, the Company will also pay on the last day of each month in such LIBOR Interest Period the amount of accrued and unpaid interest on the portion of the principal amount of the indebtedness evidenced by the Notes subject to the LIBOR Pricing Option having such LIBOR Interest Period. On any stated or accelerated maturity of the indebtedness evidenced by the Notes all accrued and unpaid interest on such indebtedness shall be forthwith due and payable, including without limitation any accrued and unpaid interest on such indebtedness which is subject to a LIBOR Pricing Option. In addition, the Company will, on demand, pay interest on any overdue installments of principal and pay interest during the continuance of any Event of Default both at a rate per annum which is at all times equal to the sum of (a) the Applicable Rate (or, if more than one Applicable Rate is then in effect, the weighted average of the Applicable Rates then in effect) plus (b) 2% per annum.

                          (b) Applicable Rate. The term "Applicable Rate" shall mean the sum of (i) for any portion of the Indebtedness evidenced by the Notes which is at the time subject to an effective LIBOR Pricing Option, the Libor Rate, and otherwise the Prime Rate, plus (ii) in each case, the applicable spread set forth in the table below (the "Applicable Spread") corresponding to the Consolidated Debt to Worth Ratio (as defined in the Plexus Corp. Guaranty Agreement) shown by the monthly financial statements of Plexus Corp. delivered pursuant to Section 7(h)(i) of the Plexus Corp. Guaranty Agreement:

                         Consolidated Debt                           LIBOR                     Prime
                           to Worth Ratio                         Rate Spread               Rate Spread
                         ------------------                       -----------               -----------
         greater than or equal to 2.00 to 1                           2.0%                     0.25%

         less than 2.00 to 1 but greater than or equal                1.5%                        0%
         to 1.5 to 1

         less than 1.5 to 1 but greater than or equal to             1.25%                        0%
         1.25 to 1

         less than 1.25 to 1                                          1.0%                        0%

         The Applicable Spread shall be effective on the first day of each month based upon the monthly financial statements delivered in the immediately preceding month; provided that if no such financial statements have been delivered in the preceding month, the Applicable Spread shall be the highest applicable rate set forth in the table above.

                          (c) The LIBOR Pricing Options. The following provisions shall apply to the LIBOR Pricing Options:

                                  (1)      Certain Definitions.  For purposes
                  of this Agreement:

                                  (A)      The term "Basic LIBOR Rate" as
                          applied to any LIBOR Interest Period shall mean the per annum rate of interest determined by the Agent to be the average (rounded up, if necessary, to the nearest one-sixteenth of one percent) of the offered rates for deposits in U.S. dollars for the applicable LIBOR Interest Period which appear on the Reuters Screen LIBO Page (or such other page on which the appropriate information may be displayed), on the electronic communications terminals in the Agent's money center as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period ("Calculation Date"), except as provided below. If fewer than two offered rates appear for the applicable LIBOR Interest Period or if the appropriate screen is not accessible, the applicable rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market, as selected by the Agent ("Reference Banks"), at approximately 11 a.m., London time, on the Calculation Date for the applicable LIBOR Interest Period and in an amount equal to the principal amount of the Loans subject to the applicable LIBOR Pricing Option. The Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate.
                          If at least two such quotations are provided, the applicable rate will be the mean of the quotations.
                          If fewer than two quotations are provided as requested, the applicable rate will be the mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 11 a.m., New York City time, on the Calculation Date for loans in U.S. dollars to leading European banks for the applicable LIBOR Interest Period and in an amount equal to the principal amount of the Loans subject to the applicable LIBOR Pricing Option.

                                  (B)      The term "LIBOR Interest Period"
                          shall mean any period, selected as provided below in this Section 2.3(c), of one, two, three, four, six, or twelve months, each commencing on any Business Day. Such LIBOR Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such LIBOR Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such LIBOR Interest Period shall end on the last Business Day of such succeeding month. If any LIBOR Interest Period so selected would otherwise end on a date which is not a Business Day, such LIBOR Interest Period shall instead end on the immediately succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

                                  (C)      The term "LIBOR Pricing Options"
                          shall mean the options granted pursuant to this
                          Section 2.3(c) to have the interest on all or any portion of the principal amount of indebtedness evidenced by the Notes computed with reference to a LIBOR Rate.

                                  (D)      The term "LIBOR Rate" for any LIBOR
                          Interest Period shall mean a rate per annum equal to the sum of (i) the quotient of (A) the Basic LIBOR Rate applicable to that LIBOR Interest Period divided by (B) one minus the LIBOR Reserve Requirement (expressed as a decimal) applicable to that LIBOR Interest Period, plus (ii) in the case of a LIBOR Interest Period which is greater than six months, one-quarter percent (1/4%). The LIBOR Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

                                  (E)  The term "LIBOR Reserve Requirement"
                          shall mean, with respect to each LIBOR Interest Period, the stated maximum rate of all reserve requirements (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such LIBOR Interest Period) that is specified on the first day of such LIBOR Interest Period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board of Governors) applicable to the class of banks of which the Banks are members.

                                  (F)  The term "Regulatory Change" means any
                          change enacted or issued after the date of this Agreement of any (or the adoption after the date of this Agreement of any new) federal or state law, regulation, interpretation, direction, policy or guideline, or any court decision, which affects (or, in the case of a court decision would, if the decision were applicable to any Bank, affect) the treatment of any Loans of such Bank.

                          (2)     Election of LIBOR Pricing Options.
                 Notwithstanding any of the provisions of Section 2.5 of the Loan Agreement, and subject to all the terms and conditions hereof, the Company may, by notice to the Agent received not later than 10:30 a.m. (Milwaukee time) on the date three Business Days prior to the commencement of the LIBOR Interest Period selected in such notice, elect to have all or such portion of the principal amount of indebtedness then evidenced (or to be evidenced at the commencement of such LIBOR Interest Period) by the Notes as the Company may specify in such notice (in the minimum amount of $1,750,000) accrue and bear daily interest during the LIBOR Interest Period so selected at a per annum rate equal to the Applicable Rate computed on the basis of the LIBOR Rate for such LIBOR Interest Period; provided, however, that no such election shall become effective if, prior to the commencement of such LIBOR Interest Period, the Agent determines (which determination shall be binding and conclusive on all parties) that (i) by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate;
                 (ii) the LIBOR Rate does not accurately reflect the cost to the Banks of making or maintaining a loan subject to such LIBOR Pricing Option; or (iii) any Default or Event of Default has occurred and is continuing. Each notice of election of a LIBOR Pricing Option shall be irrevocable. The Agent shall inform each Bank of each election of a LIBOR Pricing Option by not later than 1:30
         p.m. Milwaukee time on the date notice of such election is received by the Agent.

         (d)      Special Provisions.

             (1)     Increased Costs.  If any Regulatory Change,

                                  (A)      shall subject any Bank to any tax,
                          duty or other charge with respect to any of its Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Loans, or any other amounts due under this Agreement in respect of its Loans, or its obligation to make Loans (except for changes in the rate of tax on the overall net income of such Bank);

                                  (B)  shall impose, modify or make applicable
                          any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates on Loans), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank; or

                                  (C)  shall impose on any Bank any other
                          condition affecting its Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D or any other analogous law, rule or regulation, to impose a cost on) such Bank of making or maintaining any Loans or to reduce the amount of any sum received or receivable by such Bank under the Agreement and any document or instrument related thereto, then after 15 days' notice from such Bank (which notice shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth the basis of such notice), the Company shall pay directly to such Bank, on demand, such additional amount or amounts as will compensate such Bank for such increased cost or such reduction incurred on or after the date of the giving of such notice to the Agent and the Company.

                          (2) Changes in Law Rendering Certain Loans Unlawful. In the event that any Regulatory Change should make it (or, in the good faith judgment of a Bank, should raise substantial questions as to whether it is) unlawful for a Bank to make, maintain or fund a Loan subject to a LIBOR Rate, then
                 (i) such Bank shall promptly notify each of the other parties hereto, (ii) the obligation of all Banks to make such Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) upon such notice, any outstanding Loan subject to a LIBOR Rate shall automatically be subject to the Applicable Rate set forth in Section 2.3(b)(2).

                          (3) Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be sent to the Agent and the Company and shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Loans subject to a LIBOR Rate), as reasonably determined by such Bank, as a result of (i) any payment, prepayment or conversion of any Loan subject to a LIBOR Rate of such Bank on a date other than the last day of a LIBOR Interest Period for such Loan whether or not required by any other provision of this Agreement, or (ii) any failure of the Company to borrow any loans on a date specified therefor in a notice of borrowing pursuant to this Agreement.

                          (4) Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

                          (5) Capital Adequacy. If any Regulatory Change affects the treatment of any Loan of a Bank as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank and has the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of the Loans or Commitments of such Bank hereunder to a level below that which such Bank or such corporation could have achieved but for such Regulatory Change (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then after 15 days' notice from such Bank to the Company and the Agent of such Regulatory Change, the Company shall pay to such Bank, on demand, such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction incurred on or after the date of the giving of such notice to the Agent and the Company. Such Bank shall submit, to the Agent and the Company, a statement as to the amount of such compensation, prepared in good faith and in reasonable detail.

                          (6) Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to sections 2.3(d)(1), (2), (3) and (5) shall be conclusive absent manifest error. The provisions of section 2.3(d)(1), (3) and (5) shall survive the obligation of the Banks to extend credit under this Agreement.

                 2.4 Commitment Fee. The Company will pay, with respect to each Note, a commitment fee of one-quarter of one percent (1/4%), on a per annum basis, as to the unused portion of the Commitment represented by such Note during the period from the date of this Agreement to the date on which the Commitment is terminated and the entire amount of principal of and interest due on such Note is paid in full. The amount of such fee shall be calculated based upon the number of actual days this Agreement is in effect and a year of 360 days. The fee shall be payable quarterly in arrears on the later of (i) the twentieth day of the first month in each calendar quarter or (ii) five days after the Company's receipt of the invoice therefor.

                 2.5 Procedure for Revolving Credit Loans. The Company may obtain Loans by making a request therefor to the Agent, orally or in writing by delivering to the Agent a Loan Request in the form of Exhibit B hereto. Such request shall specify a Business Day during the Commitment Period on which such Loans are to be made (the "Borrowing Date"), shall be received by the Agent by 12:00 noon Milwaukee time on the Borrowing Date, and shall specify the amount of the Loans requested; provided, however, that within three days after any oral request for a Loan, the Agent shall receive from the Company a Loan Request in the form of Exhibit B confirming the Company's request, and each Bank's obligation to make further Loans hereunder shall be suspended until such Loan Request has been received by the Agent. Each Loan shall be in the minimum principal amount of One Hundred Thousand Dollars ($100,000) or a multiple of $50,000 in excess thereof (except as otherwise provided in section 2.3(c)(2) with respect to Loans subject to Libor Pricing Options), and shall be made pro rata from the Banks in accordance with their respective Percentage Interests. The Agent shall inform each Bank of such request by not later than 1:30 p.m. Milwaukee time on the Borrowing Date. Not later than 3:30 p.m. Milwaukee time on the Borrowing Date, each Bank shall make available to the Agent at its principal office in Milwaukee, Wisconsin, in immediately available funds, the amount of such Bank's Percentage Interest in such Loan. Upon receipt by the Agent of such amount from a Bank, and fulfillment of the conditions specified in Section 4.2 hereof, the Agent shall make such amount available to the Company by promptly depositing such amount in the general deposit account of the Company maintained with the Agent.

                 2.6 Application of Payments. All payments of principal and interest hereunder and under the Notes and all payments of fees hereunder shall be made to the Agent not later than 12:00 noon on the date of required payment in immediately available funds for the ratable account of the Banks. The Agent shall promptly (but not later than 3:00 p.m. on the date of payment) distribute to the Banks, pro rata in accordance with their respective Percentage Interests, the amount of principal and interest and fees received by the Agent. Any payment to the Agent for the account of a Bank hereunder shall constitute a payment by the Company to such Bank of the amounts so paid to the Agent, and any Notes or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment to the Agent. All payments or prepayments of principal and interest and fees shall be made pro rata in accordance with the respective Percentage Interests of the Banks in all Loans then outstanding. In the event any Bank shall receive from the Company or any other source (other than the sale of a participation to another commercial lender in the ordinary course of business) any payment of, on account of, or for an obligation of the Company hereunder or under the Notes (whether pursuant to the exercise of any right of set-off, banker's lien, realization upon any security held for or appropriated to such obligation, counterclaim or otherwise) other than as provided above, then such Bank shall immediately purchase, without recourse and for cash, an interest in the obligations of the same nature held by the other Banks so that each Bank shall thereafter have a Percentage Interest in all obligations of the Company hereunder equal to the Percentage Interest of such Bank set forth in Section 1.8 of this Agreement; provided, if any payment so received shall be recovered in whole or in part from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company specifically acknowledges and consents to the preceding sentence.

                 2.7 Borrowing Base Certificate. On or before the 15th day of each calendar month, the Company shall deliver to each of the Banks a Borrowing Base Certificate in the form attached hereto as Exhibit C as of the last day of the preceding month.

                 2.8      Prepayments.

                          (a) Optional Prepayments. The Company may, at its option, at any time and from time to time, prepay the Loans hereunder, in whole or in part, without premium or penalty (but subject to section 2.3(d)(3) in cases of Loans bearing interest at a LIBOR Rate), together with accrued interest to the date of such prepayment on the amount so prepaid. Partial prepayments shall be in the principal amount of One Hundred Thousand Dollars ($100,000) or a multiple of $50,000 in excess thereof.

                          (b) Mandatory Prepayment. At any time that the aggregate principal amount of Loans outstanding hereunder exceeds the Borrowing Base then in effect, the Company shall immediately prepay the amount by which such Loans exceed the Borrowing Base, together with interest accrued on the amount of the prepayment.

                 2.9 Security. Payment of all principal and interest under the Notes, the costs of collection and all other obligations of the Company to the Banks hereunder shall be secured by (i) a first lien on all of the Company's accounts, inventory, documents relating to inventory, general intangibles, contract rights, chattel paper, and instruments in accordance with, and to the extent limited by, the Security Agreement in the form of Exhibit D hereto, and (ii) the Guaranties. The Guaranty of Technology Group, Inc. shall be secured by a first lien on its accounts, inventory, general intangibles and certain other property.

                 2.10 Termination or Reduction of the Commitments. The Company shall have the right, upon five (5) Business Days' prior written notice to the Agent, to ratably reduce in part the Commitments; provided, however, that each partial reduction of the Commitment of each Bank shall be in the amount of $100,000 or an integral multiple thereof; and provided, further, that no reduction shall reduce the Commitment of any Bank to an amount less than such Bank's Percentage Interest in all Loans outstanding hereunder at the time. The entire Commitments of all of the Banks may be terminated in whole at any time upon five (5) Business Days' prior written notice to the Agent.

                 2.11 Agent's Fee. The Company shall pay fees to the Agent for its services as Agent hereunder as provided in a fee letter agreement between the Company and the Agent.


SECTION 3        REPRESENTATIONS AND WARRANTIES


                 In order to induce the Banks to make the Loans as herein provided, the Company hereby represents and warrants to the Banks as follows:

                 3.1 Organization; Qualification and Subsidiaries. The Company is validly organized and existing and in good standing under the laws of the State of Wisconsin and has the corporate power and all necessary licenses, permits and franchises to borrow hereunder and to grant the lien and security interest provided for in the Security Agreement and to own its assets and conduct its business as presently conducted. The Company is duly licensed or qualified to do business in all jurisdictions where failure to qualify would have a material adverse effect upon the Company, and the Company has no material liabilities as a result of any failure to qualify to do business as a foreign corporation in any jurisdiction. All of the issued and outstanding capital stock of the Company has been validly issued and is fully paid and non-assessable, except as provided in Section 180.0622(2)(b) Wis. Stats., and is owned by Plexus Corp. free and clear of all pledges, liens, security interests and other charges or encumbrances. The Company has no Subsidiaries.

                 3.2 Financial Statements. The audited consolidated balance sheet of Plexus Corp. as of September 30, 1995, and the related audited consolidated statements of income, shareholders' equity and cash flows for the period ended on that date, are accurate and complete and were prepared in accordance with GAAP, and present fairly the financial condition of Plexus Corp. as of such date and the results of its operations for the period then ended. There has been no material adverse change in the business, properties or condition, financial or otherwise, of the Company since the date of such financial statements.

                 3.3 Authorization; Enforceability. The Loans contemplated by this Agreement have been duly authorized by all necessary corporate action. The making, execution, delivery and performance of this Agreement, the Notes, and the Security Agreement by the Company have each been duly authorized by all necessary corporate action. This Agreement and the Security Agreement are, and the Notes, when executed, delivered and issued by the Company will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors rights.

                 3.4 Absence of Conflicting Obligations. The making, execution and performance of this Agreement, the Notes, and the Security Agreement and compliance with their respective terms do not violate or constitute a default under any provision of law or the Articles of Incorporation or Bylaws of the Company or any material agreement or instrument to which the Company is a party or by which it is bound, or require the consent or approval of, or filing or registration with, any Government Authority.

                 3.5 Taxes. The Company has filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended. The Company has paid or made provisions for the payment of all taxes owed, and no tax deficiencies have been proposed or assessed against the Company. There are no pending or, to the knowledge of the Company, threatened tax controversies or disputes as of the date hereof. The Company's federal income tax returns for all tax years through the year ended September 30, 1991 are no longer subject to audit, and all taxes shown by such returns have been paid.

                 3.6 Absence of Litigation. The Company is not a party to, nor so far as is known to the Company is there any threat of, any litigation or administrative proceeding which in either case (i) relates to the execution, delivery or performance of this Agreement, the Notes, the Security Agreement or the Guaranties, (ii) would, if adversely determined, cause any material adverse change in the assets and properties of, or any material impairment of the right to carry on the business as now or proposed to be conducted by, or cause any material adverse effect on the financial condition of, the Company as a whole, or (iii) asserts or alleges that the Company is in violation of, or has any liability under, Environmental Laws except as disclosed on Schedule 3.6. To the best of the Company's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.

                 3.7 Accuracy of Information. All information, certificates or statements given by the Company in, or pursuant to, this Agreement were accurate, true and complete in all material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future may (so far as the Company can reasonably foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company which has not been set forth in this Agreement, the Security Agreement, or other documents, certificates or statements furnished to the Banks or the Agent by or on behalf of the Company in connection with the transactions contemplated hereby.

                 3.8 Ownership of Property. The Company has good and marketable title to all its assets and properties, and there are no mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances of any nature on any of the assets or properties of the Company except Permitted Liens. All buildings and equipment, whether leased to or owned by the Company, are in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of the Company's belief, conform to all applicable laws, ordinances and regulations.

                 3.9 Federal Reserve Regulations. The Company will not, directly or indirectly, use any Loan to purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), or otherwise take or permit any action which would involve a violation of any regulation of the Board of Governors of the Federal Reserve System.

                 3.10 ERISA. The Company and all Employee Plans are in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder and (i) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (ii) there has not been any "reportable event" as defined in Section 4043 of ERISA, nor has the Company incurred any material liability to the PBGC under Section 4062 of ERISA in connection with any Employee Plan; and (iii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA (whether or not waived) has occurred. There are no Unfunded Liabilities of any Employee Plans.

                 3.11 Security Agreement. Upon the execution of the Security Agreement and the filing of the financing statements thereunder in the manner prescribed by the UCC, the Banks shall have a legal, valid and perfected first priority security interest in the property of the Company and TGI described in the Security Agreement, valid against all creditors of the Company and TGI, and against all purchasers from the Company or TGI (except to the extent provided in the UCC), and the property subject to the

Security Agreement shall be free and clear of all other Liens whatsoever, except Permitted Liens.

                 3.12 Places of Business. The principal place of business and chief executive office of the Company is located at 2121 Harrison Street, Neenah, Wisconsin, and the books and records of the Company and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office or at the address specified in Section 10.7 hereof, or at 701 Keeneland, Richmond, Kentucky.

                 3.13 Other Names. The business conducted by the Company has not been conducted under any corporate, trade or fictitious name other than the name Electronic Assembly Corporation, and following the date hereof the Company will not conduct its business under any trade or fictitious name unless the Company shall have delivered prior written notice to the Agent of such name change.

                 3.14 Investment Company Act. The Company is not an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 3.15 Dividends and Redemptions. The Company has not, since September 30, 1995, paid or declared any dividend, or made any other distribution on account of any shares of any class of its stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of any class of its stock, except as permitted hereby. The Company is not a party to any agreement which may require it to redeem, purchase or otherwise acquire any shares of any class of its stock.

                 3.16 Contingent Liabilities. The Company has no guarantees or other contingent liabilities outstanding (including, without limitation, liabilities by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), except those permitted by section 6.9 hereof.

                 3.17 Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any Indebtedness of the Company. The Company is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect its property, financial condition or business operations.

                 3.18 Environmental Conditions. To the Company's knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this loan which would subject the Company to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by the Company, except as disclosed on
Schedule 3.6.


SECTION 4        CONDITIONS PRECEDENT TO LOANS


                 4.1 Initial Loans. In addition to the terms and conditions otherwise contained herein, the obligation of each of the Banks to make the initial Loans are conditioned on the Agent receiving, prior to or on the date of such Loans, each of the following:

                          (a) the executed Notes, in the form of Exhibit A hereto, dated the date of such Loans;

                          (b) the Security Agreement conforming to the requirements hereof and executed by a duly authorized officer of the Company;

                          (c) officially stamped acknowledgment copies of financing statements or other evidence sufficient to the Agent that financing statements and other appropriate documents have been filed in each jurisdiction where such filing is necessary to perfect the security interest of the Banks created by the Security Agreement, and such lien searches and other evidence of lien priority covering the security interest of the Banks created by the Security Agreement as the Agent may require;

                          (d) a Loan Request and Borrowing Base Certificate in the form of Exhibits B and C hereto;

                          (e) a certificate of the Secretary of the Company in the form attached hereto as Exhibit E, dated the date of the Notes, as to: (i) the incumbency and signature of the officers of the Company signing this Agreement, the Notes, the Security Agreement, and any other documents or materials to be delivered to the Banks or the Agent pursuant to this Agreement; (ii) the adoption and continued effect of resolutions of the Board of Directors of the Company attached thereto, authorizing the execution, delivery and performance of this Agreement, the Notes, and the Security Agreement; and (iii) the accuracy of a copy of the Articles of Incorporation and Bylaws of the Company attached thereto;

                          (f) the opinion of counsel for the Company in form attached hereto as Exhibit F;

                          (g) the executed Guaranties in the forms attached hereto as Exhibits H and I;

                          (h) such additional supporting documents and materials as the Agent may reasonably request; and

                          (i) evidence satisfactory to the Agent that the Company maintains hazard and liability insurance coverage reasonably satisfactory to the Agent, with appropriate endorsements naming the Agent as an additional loss payee.

                 4.2 Subsequent Loans. In addition to the terms and conditions otherwise contained herein, the obligation of each of the Banks to make subsequent Loans is subject to the satisfaction, on the date of making each such Loan, of the following conditions:

                          (a) all of the representations and warranties of the Company contained in this Agreement shall be true and accurate on and as of the date of such Loan as if made on such date, except that the representations set forth in Section 3.2 hereof shall be made with reference to the financial statements most recently delivered to the Banks pursuant to Section 7(h) of the Plexus Guarantee Agreement, and each request for a Loan shall constitute an affirmation by the Company that such representations and warranties are then true and accurate;

                          (b) there shall not exist on such date a Default or an Event of Default;

                          (c) the aggregate principal amount of all Loans outstanding, together with the amount of the Loan requested shall not exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Amount of Credit;

                          (d) the Agent shall have received executed Loan Requests for all Loans previously requested by the Company and the matters certified therein shall have been true and correct on the date thereof and shall continue to be true and correct on the date of the requested Loans; and

                          (e) upon the request of any Bank (but not more often than once in any twelve-month period), the completion of an Environmental Audit for the benefit of the Banks, conducted by the Banks or an independent agent selected by the Banks.


SECTION 5        AFFIRMATIVE COVENANTS


                 The Company covenants and agrees that, from and after the date of this Agreement and until the Commitments are terminated and the entire amount of principal of and interest due on the Notes is paid in full, it shall:

                 5.1 Corporate Existence, Properties, Etc. (a) Maintain its corporate existence; (b) comply in all material respects with all applicable laws, including without limitation all Environmental Laws; (c) conduct its business substantially as now conducted and proposed to be conducted; (d) maintain insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and furnish to the Agent, upon written request, full information as to the insurance carried; and (e) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided.

                 5.2 Maintenance of Property. Keep all buildings and equipment, whether leased to or owned by the Company, in good condition, repair (ordinary wear and tear excepted), and working order.

                 5.3 Financial Information; Notice of Default. Furnish to each of the Banks information respecting the business, assets and financial condition of the Company as they may reasonably request and, without request, furnish to each of the Banks promptly, and in any event within 10 days, after Company has knowledge thereof a statement of the chief financial officer or chief operating officer of the Company describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default hereunder or under any other material agreement to which the Company or any Subsidiary is a party, together with a statement of the actions which the Company proposes to take with respect thereto; (ii) any pending or threatened litigation or administrative proceeding of the type described in section 3.6; and (iii) any fact or circumstance which is materially adverse to the property, financial condition or business operations of the Company or any Subsidiary.

                 5.4 Inspection of Properties and Records. Permit representatives of any Bank to visit any of its properties and examine any of its books and records at any reasonable time following reasonable notice and as often as may be reasonably desired and facilitate such inspection and examination, and, in the event any Bank is not satisfied with such inspections and examinations, as reasonably determined by such Bank, to also permit representatives of such Bank to so visit its properties and examine its books and records upon reasonable notice and at a mutually agreed upon time.

                 5.5 Use of Proceeds. Use the entire proceeds of the Loans to repay outstanding Indebtedness and for general corporate purposes.


SECTION 6        NEGATIVE COVENANTS

                 The Company covenants and agrees that, from and after the date hereof and until the entire amount of principal of and interest due on the Notes is paid in full and the Banks are no longer obligated to make Loans hereunder, it shall not directly or indirectly:

                 6.1 Sale of Assets, Consolidation, Merger, Etc. (a) Sell, lease or otherwise dispose of all or a substantial part of its assets or properties to any Person, whether in one or in a series of transactions; (b) consolidate or merge with or into any other Person; (c) without the Requisite Consent of the Banks, enter into any agreement, directly or indirectly, to sell or transfer any property, real or personal, used in its business, and thereafter lease such property or other property which it intends to use for substantially the same purposes; or (d) liquidate or dissolve.

                 6.2 Indebtedness. Issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Indebtedness except (i) Indebtedness to the Banks under this Agreement, the Notes, and the Security Agreement; (ii) Indebtedness which has been subordinated to the Banks in form and substance satisfactory to the Banks;
(iii) other Indebtedness outstanding and shown on the financial statements referred to in section 3.2 hereof, including the refinancing of such Indebtedness, provided that such Indebtedness shall not be increased; and (iv) purchase money Indebtedness incurred for the acquisition of fixed assets and other Indebtedness secured by fixed assets (subject in each case to the restrictions of section 6.6 hereof), provided that (a) such Indebtedness is secured solely by fixed assets of the Company, and (b) the amount of such Indebtedness does not exceed the purchase price of such fixed assets.

                 6.3 Liens. Create or permit to be created or allow to exist any Lien upon or interest in any property or assets now owned or hereafter acquired by the Company except Permitted Liens. For purposes herein, Permitted Liens shall mean: (i) liens for taxes, assessments, or governmental charges, carriers', warehousemen's, repairmen's, mechanics', materialmen's and other like liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such liens, and against which adequate reserves have been provided; (ii) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected property;
(iii) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business; (iv) liens in favor of the Banks pursuant to the Security Agreement; (v) liens described in Exhibit G; (vi) liens on fixed assets of the Company securing Indebtedness permitted by Section 6.2(iv); and
(vii) the liens described in Section 10.11 of this Agreement.

                 6.4 Dividends. Declare any dividends on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or otherwise, except for dividends to Plexus Corp. permitted by law, provided such dividends do not result in a Default under this Agreement.

                 6.5 Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:

                          (a) Investments in accounts, chattel paper, and notes receivable, arising or acquired in the ordinary course of business;

                          (b) Investments in bank certificates of deposit (but only with FDIC-insured commercial banks having a combined capital and surplus in excess of $23,000,000), open market commercial paper maturing within one year having the highest rating of either Standard & Poors Corporation or Moody's Investors Service, Inc., U.S. Treasury Bills subject to repurchase agreements and short-term obligations issued or guaranteed by the U.S. Government or any agency thereof;

                          (c)     Investments in open-end diversified
         investment companies of recognized financial standing investing solely in short-term money market instruments consisting of securities issued or guaranteed by the United States government, its agencies or instrumentalities, time deposits and certificates of deposit issued by domestic banks or London branches of domestic banks, bankers acceptances, repurchase agreements, high grade commercial paper and the like;

                          (d) Advances in the ordinary course of business to suppliers, employees and officers of the Company consistent with the Company's past practices; and

                          (e) Other Investments which, together with all investments made by Plexus Corp. as permitted by Section 7(e)(iii) of the Plexus Corp. Guaranty and all investments made by Technology Group, Inc., may not exceed $50,000 in any one Person and $100,000 in the aggregate in any fiscal year without the Requisite Consent of the Banks.

                 6.6 Fixed Asset Expenditures. Expend sums for the acquisition of fixed assets exceeding $7,500,000 in the aggregate in any fiscal year.

                 6.7 Compliance with ERISA. (a) Terminate any Employee Plan so as to result in any material liability to PBGC; (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a material risk of incurring a material liability to PBGC by reason of termination of any such Employee Plan.

                 6.8 Accounts Receivable. Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired.

                 6.9 Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) for any obligations of others, except (i) the Guaranties, and (ii) pursuant to the deposit and collection of checks and similar items in the ordinary course of business.

                 6.10 Affiliates. Suffer or permit any transaction with any Affiliate, except on terms not less favorable to the Company than would be usual and customary in similar transactions with non-affiliated persons.


SECTION 7        DEFAULT; AMENDMENTS AND WAIVERS


                 7.1 Events of Default Defined. The following events shall be "Events of Default" as used herein:

                          (a) the Company shall fail to pay (i) any installment of interest upon the Notes for more than five (5) days after the date when due, or (ii) any principal amount of any Note when due; or

                          (b) the Company shall fail to observe or perform any of the covenants, agreements or conditions contained in Section 5.1, 5.5, or any provision of Section 6, of this Agreement;

                          (c) the Company shall fail to deliver any Borrowing Base Certificate within five (5) days after the date when due in accordance with Section 2.7 of this Agreement;

                          (d) the Company shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement and such default shall continue for thirty (30) days after written notice thereof is given by the Agent to the Company;

                          (e) any representation or warranty made by the Company herein or in any certificate, document or financial statement delivered to the Banks or the Agent pursuant hereto shall prove to have been false in any material respect as of the time when made or given;

                          (f) a final judgment shall be entered against the Company which singularly or when added to another final judgment (or judgments) against the Company exceeds the aggregate amount of Fifty Thousand Dollars ($50,000), and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty
         (30) days from the date of entry thereof;

                          (g) the Company shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature, or (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or a substantial part of its respective assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Company, in which an order for relief is entered or which remains undismissed for a period of thirty days or more; or the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

                          (h) the Company adopts a plan of liquidation of its assets;

                          (i) the Company shall fail to observe or perform any of the other covenants, agreements or conditions contained in the Security Agreement and such default shall continue for thirty (30) days after written notice thereof is given by the Agent to the Company;

                          (j)     a default shall occur under any of the
         Guaranties;

                          (k) The Company shall fail to pay as and when due and payable (whether at maturity, by acceleration or otherwise) all or any part of the principal of or interest on any Indebtedness of or assumed by it having an outstanding principal balance of $100,000 or more, or of the rentals due under any lease or sublease requiring aggregate rental payments of $100,000 or more, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations; or default shall occur under any evidence of, or any indenture, lease, sublease, agreement or other instrument governing such obligations, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness or other obligation or the termination of such lease or sublease;

                 7.2      Remedies Upon Event of Default.

                          (a) Upon the occurrence of an Event of Default specified in clauses (g) or (h) above, then, without presentment, notice, demand or action of any kind by the Agent or any Bank, all of which are hereby waived: (i) the Commitments and the obligation of each of the Banks to make any Loans hereunder shall automatically and immediately terminate; and (ii) the entire amount of unpaid principal of and accrued and unpaid interest on the Notes shall become automatically and immediately due and payable.

                          (b) Upon the occurrence of any Event of Default specified in clause (a) above, the Agent may, and upon the request of any Bank shall, without presentment, notice, demand or action of any kind by the Agent or any Bank, all of which are hereby waived: (i) immediately terminate the Commitments and each Bank's obligation to make any Loans, and the same shall immediately be terminated; and (ii) declare the entire amount of the unpaid principal of and accrued and unpaid interest on the Notes immediately due and payable.

                          (c) Upon the occurrence of any other Event of Default specified above, the Agent shall, upon the Requisite Consent of the Banks, without presentment, notice, demand or action of any kind by the Agent or any Bank, all of which are hereby waived: (i) immediately terminate the Commitments and each Bank's obligation to make any Loans, and the same shall immediately be terminated; and (ii) declare the entire amount of the unpaid principal of and accrued and unpaid interest on the Notes immediately due and payable.

                          (d) In addition to the foregoing remedies upon the occurrence of an Event of Default, the Banks shall have all of the rights and remedies provided by the Security Agreement and the Guaranties, and no remedy herein conferred upon the Agent or the Banks is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No failure or delay on the part of the Agent or the Banks in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.

                 7.3      Amendments.  Subject to the provisions of this
Section 7.3, the Requisite Consent of the Banks (or the Agent with the Requisite Consent of the Banks) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement, the Notes, the Guaranties or the Security Agreement or changing in any manner the rights of the Banks or the Company hereunder or thereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Banks:

                          (a) Extend the maturity of any Note or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest or fees thereon.

                          (b)     Amend the definition of Requisite Consent.

                          (c) Extend the Termination Date, or increase the amount of the Commitment of any Bank hereunder, or permit the Company to assign its rights under this Agreement.

                          (d) Release any of the collateral under the Security Agreement.

                          (e) Amend any provision of this Agreement requiring a pro rata sharing among the Banks.

                          (f)     Amend this Section 7.3.

                          (g)     Amend the definition of Borrowing Base.

                          (h)     Release any of the Guaranties.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.


SECTION 8        RIGHTS AND DUTIES OF THE AGENT


                 8.1 Appointment and Duties of the Agent. The parties hereto agree that the Agent shall act, subject to the terms and conditions of this Section 8, as the agent for the Banks, and to the extent set forth herein each of the Banks hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers hereunder and under the Security Agreement and the Guaranties as are specifically delegated to the Agent herein and therein in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Notes, the Security Agreement, and the Guaranties, together with such powers as are reasonably incidental thereto. The general administration of the loans hereunder shall be with the Agent. The duties of the Agent shall be entirely ministerial; the Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any related document, or to enforce such performance, or to inspect the property (including the books and records) of the Company. It is expressly understood and agreed that the obligations of the Agent hereunder and under the Security Agreement and the Guaranties are only those expressly set forth in such agreements. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such document, on its face, appears to be what it purports to be. However, the Agent shall not be under any duty to examine into or pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

                 8.2 Discretion and Liability of the Agent. Subject to Sections 8.3 and 8.5 hereof, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to, taking or refraining from taking any action or actions which it may be able to take under or in respect of this Agreement, the Security Agreement, and the Guaranties. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted by them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct. The Agent may execute any of its duties under this Agreement by or through agents and attorneys-in-fact and shall not be answerable for the default or misconduct of any such agent or attorney-in-fact selected by it with reasonable care. The Agent shall incur no liability under, or in respect of this Agreement, the Security Agreement, or the Guaranties by acting upon a notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises. The Agent may at any time request instructions from the Banks with respect to any action or approval that, by the terms of this Agreement, the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement until it shall have received such instructions by the Requisite Consent of the Banks; Provided, however, that the Agent shall not in any event be required to comply with any instructions given it by the Requisite Consent of the Banks if the Agent determines that such compliance would expose it to personal liability or is contrary to law or to the terms of this Agreement, but the Banks shall in all events indemnify the Agent from any action taken by it in accordance with the instructions of the Requisite Consent of the Banks. No Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with instructions by the Requisite Consent of the Banks.

                 8.3 Event of Default. The Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Bank in writing that such Bank considers that a Default or Event of Default has occurred and is continuing, and which specifies the nature thereof. In the event that the Agent shall acquire actual knowledge of any Default or Event of Default the Agent shall promptly notify (either orally or in writing) the Banks and the Company of such Default or Event of Default and if, but only if, directed by the Requisite Consent of the Banks, shall take such action and assert such rights as are contemplated under this Agreement, the Security Agreement, and the Guaranties. The Agent shall be indemnified pro rata by the Banks against any liability or expenses, including reasonable attorneys' fees, incurred in connection with taking such action.

                 8.4 Consultation. The Agent in good faith may consult with legal counsel, accountants and other experts selected by it and shall be entitled to fully rely upon any opinion of such counsel, accountants or experts in connection with any action taken or suffered by the Agent in accordance with such opinion.

                 8.5 Communications to and from the Agent. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Banks, unless action by the Agent alone is expressly permitted hereunder, action shall be taken by the Agent for and on behalf or for the benefit of all the Banks upon the direction of the Requisite Consent of the Banks. The Company may rely on any communication from the Agent hereunder and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Company or any Bank of any communication calling for an action on the part of the Banks, it will, in turn, promptly inform the other Banks in writing of the nature of such communication.

                 8.6 Limitations of Agency. Notwithstanding anything in this Agreement or any of the other related documents, express or implied, it is agreed by the parties hereto that the Agent will act hereunder and under the Security Agreement and the Guaranties as Agent solely for the Banks and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other Person. With respect to its Commitment and the Note issued to it, Firstar Bank Milwaukee, N.A., in its individual capacity as a Bank, shall have, and may exercise, the same rights and powers under this Agreement and the Note payable to it as any other Bank has under this Agreement and the Notes, and the terms "Bank" and "Banks", unless the context otherwise requires, shall include, Firstar Bank Milwaukee, N.A. in its individual capacity as a Bank. The Agent may generally engage in any kind of banking or trust business with the Company as if it were not the Agent.

                 8.7 No Representation or Warranty. No Bank (including the Agent) makes to any other Bank any representation or any warranty, express or implied, or assumes any responsibility with respect to the Loans or the execution, construction, legality, validity, genuineness, sufficiency, collectability, value or enforceability of this Agreement, the Notes, the Security Agreement, the Guaranties or any instrument or agreement executed by the Company or any other person in connection therewith.

                 8.8 Bank Credit Decision. Each Bank acknowledges that it has, independent of and without reliance upon the other Banks (or the Agent) or any information provided by the other Banks (or the Agent) and based on the financial statements of the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independent of and without reliance upon any other Bank (or the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents related hereto including any commercial field audits, it being understood and agreed that any commercial field audit conducted by the Agent shall be for the sole benefit of Firstar Bank Milwaukee, N.A. A copy of such field audits shall be provided by the Agent to the other Banks, but the Agent shall not be responsible for any errors or omissions in such audits except in the case of willful misconduct by the employees or agents of the Agent in preparing such audits. Each Bank further agrees to inform the other Banks of any information about the Company it believes to be materially adverse to enable each Bank to continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents related hereto.

                 8.9 Indemnity. To the extent the Agent is not indemnified by the Company pursuant to any of the provisions hereof, the Banks shall severally indemnify, on a pro rata basis, the Agent against loss, cost, liability, damage or expense arising from, or in connection with, its duties as Agent hereunder and not caused by its gross negligence or willful misconduct.

                 8.10 Resignation. The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and the Banks; provided that such resignation shall not take effect until a successor agent has been appointed. In the event of such resignation, the Banks shall, as promptly as practicable, appoint a successor agent, and if they fail to do so within 30 days after such notice, the Agent may appoint a successor agent. If at any time there is no Agent acting hereunder, the Company shall make all required payments to, and otherwise deal directly with, the Banks and/or the holders of the Notes, as the case may be.

                 8.11 Noteholders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent, signed by such payee and in form satisfactory to the Agent.

SECTION 9        INCREASED COSTS; CAPITAL ADEQUACY

                 9.1 Increased Costs. If (i) the amendment of Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

                          (a) shall subject any Bank to any tax, duty or other charge with respect to the Loans, the Notes or such Bank's obligation to make or maintain any extension of credit hereunder, or shall change the basis of taxation of payments to such Bank of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of any extension of credit hereunder or such Bank's obligation to make or maintain any extension of credit hereunder (except for changes in the rate of tax on the overall net income of such Bank imposed by the jurisdiction in which such Bank's principal executive office is located); or

                          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended hereunder by, any Bank; or

                          (c) shall impose on any Bank any other condition affecting any extension of credit hereunder, the Notes or such Bank's obligation to make or maintain any extension of credit hereunder;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) of making or maintain any extension of credit hereunder or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under the Notes with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                 9.2 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and such Bank determines that the amount of such capital is increased by or based upon the existence of such Bank's commitment to make or maintain extensions of credit hereunder and other commitments of this type, then, upon demand by such Bank, the Company shall immediately pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to make or maintain extensions of credit hereunder.


SECTION 10       MISCELLANEOUS

                 10.1     Expenses and Attorneys' Fees; Indemnification.

                          (a) The Company shall pay all reasonable fees and expenses incurred by the Banks with respect to this Agreement, the Notes, the Loans and the security interest granted to the Banks, and any amendments thereof, supplements thereto, or any other collateral documents connected therewith, including without limitation the reasonable fees of counsel in connection with the preparation of this Agreement, the Notes, the Security Agreement, and the Guaranties and all amendments thereto (and any waivers or consents with respect to the terms and provisions thereof) and the consummation of the transactions contemplated herein, and protection or enforcement of the Banks' rights under this Agreement, the Notes, the Security Agreement, the Guaranties and any related agreements or instruments and all taxes (other than income taxes) payable by any Bank in connection with the transactions contemplated hereby.

                          (b) The Company agrees to indemnify the Banks against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Banks as a result of (i) any acquisition or attempted acquisition of stock or assets of another person or entity by the Company or any Subsidiary, (ii) the use of any of the proceeds of any Loans made hereunder by the Company or any Subsidiary for the making or furtherance of any such acquisition or attempted acquisition, (iii) the construction or operation of any facility owned or operated by the Company or any Subsidiary, or resulting from any pollution or other environmental condition on the site of, or caused by, any such facility, and (iv) the negotiation, preparation, execution, delivery, administration, and enforcement of this Agreement, the Notes, and any other document required hereunder.

                 10.2 Assignability; Successors. The Company's rights and liabilities under this Agreement are not assignable in whole or in part without the prior written consent of the Banks. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Banks or any holder of one or more of the Notes.

                 10.3 Survival. All agreements, representations and warranties made herein or in any document delivered pursuant hereto shall survive the execution and delivery of this Agreement, the Notes, the Security Agreement, the Guaranties, and the making of the Loans.

                 10.4 Governing Law. This Agreement, the Notes, the Security Agreement, the Guaranties and any other agreements and documents issued pursuant hereto shall be governed by the laws (other than the conflict of laws rules) of the State of Wisconsin.

                 10.5 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

                 10.6 Entire Agreement. This Agreement, the Exhibits attached hereto, the Notes, the Security Agreement, and the Guaranties contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof, and no statement or writing subsequent to the date hereof purporting to modify, alter or amend any portion hereof, including the Company's obligation to pay the amount due hereunder (whether at maturity, by reason of acceleration or otherwise), shall be effective unless consented to in a writing, which makes specific reference to this Agreement, and which has been signed by the party against which enforcement thereof is sought.

                 10.7 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, or when deposited in the mail. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:


         if to the Company:       Electronic Assembly Corporation
                                  55 Jewelers Park Drive
                                  Neenah, WI 54956
                                  Attn:  Thomas B. Sabol
                                  Telephone: (414) 751-3306
                                  Facsimile: (414) 751-3234

         if to the Banks:         Firstar Bank Milwaukee, N.A.
                                  777 East Wisconsin Avenue
                                  Milwaukee, WI 53202
                                  Attn:  Scott Roeper
                                          Vice President
                                  Telephone: (414) 765-6761
                                  Facsimile: (414) 765-5062

                                  Harris Trust and Savings Bank
                                  111 West Monroe Street
                                  Chicago, IL  60603
                                  Attn:  George M. Dluhy
                                          Vice President
                                  Telephone: (312) 461-7788
                                  Facsimile: (312) 461-2591

                                  Bank One, Milwaukee, NA
                                  111 East Wisconsin Avenue
                                  Milwaukee, Wisconsin 53201
                                  Attn:  Anthony F. Maggiore
                                          Vice President
                                  Telephone: (414) 765-3111
                                  Facsimile: (414) 765-2176

                                  LaSalle National Bank
                                  120 South LaSalle Street
                                  Chicago, Illinois  60603
                                  Attn:  Kent A. Hammerstrom
                                          First Vice President
                                  Telephone: (312) 781-8036
                                  Facsimile: (312) 606-8423

         if to the Agent:         Firstar Bank Milwaukee, N.A.
                                  777 East Wisconsin Avenue
                                  Milwaukee, Wisconsin 53202
                                  Attn:  Scott Roeper
                                          Vice President
                                  Telephone: (414) 765-6761
                                  Facsimile: (414) 765-5062

                 10.8 Participations. Each of the Banks may at any time sell or grant to one or more unit banks of the same holding company of such Bank, participating interests in such Bank's Commitment and Loans or any other interest of such Bank hereunder, but any such participant shall not constitute a "Bank" hereunder. The Company authorizes each of the Banks to disclose to any participant and to any prospective participant any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank by the Company or the Agent pursuant to this Agreement or which has been delivered to such Bank by the Company or the Agent in connection with such Bank's credit evaluation of the Company prior to entering into this Agreement. Except as provided above, none of the Banks may assign or sell any interest in, or grant any participating interest in, such Bank's commitment or Percentage Interest in the Loans made hereunder, or any other interest of such Bank hereunder, without the prior written consent of the Company.

                 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 10.10 JURY TRIAL WAIVER. THE COMPANY, THE AGENT, AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                 10.11 Interest Rate Hedges. The parties to this Agreement acknowledge and agree that the Company may from time to time enter into agreements with one or more of the Banks (or their affiliates) relating to interest rate swaps, caps, floors, collars, options or similar interest rate hedging arrangements ("Interest Rate Hedges"), and that the Company may secure its obligations thereunder by granting a lien on the "Collateral" (as defined in the Security Agreement), provided that any lien on such "Collateral" securing the Company's obligations to one or more of the Banks (or their affiliates) under such Interest Rate Hedges shall at all times be junior and subordinate to the lien created by the Security Agreement securing the Company's obligations under this Agreement and the Notes.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                   ELECTRONIC ASSEMBLY CORPORATION


                                  By: _________________________________________
                                  Title: ______________________________________


                                  FIRSTAR BANK MILWAUKEE, N.A.,
                                  for itself and as Agent


                                  By: _________________________________________
                                  Title: ______________________________________

                                  HARRIS TRUST AND SAVINGS BANK


                                  By: _________________________________________
                                  Title: ______________________________________

                                  BANK ONE, MILWAUKEE, NA


                                  By: _________________________________________
                                  Title: ______________________________________

                                  LASALLE NATIONAL BANK


                                  By: _________________________________________
                                  Title: ______________________________________

                                   EXHIBIT A

                             REVOLVING CREDIT NOTE


$_____________                                             _____________, 199_

         FOR VALUE RECEIVED, the undersigned, ELECTRONIC ASSEMBLY CORPORATION, hereby promises to pay to the order of _______________ (the "Payee"), on July 31, 1998, at the office of Firstar Bank Milwaukee, N.A., as Agent for the payee hereof, at 777 East Wisconsin Avenue, Milwaukee, Wisconsin in lawful money of the United States of America and in immediately available funds, the principal amount of _______________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all loans made by the Payee to the undersigned under the Amended and Restated Revolving Credit Agreement dated as of March __, 1996, as amended from time to time (the "Credit Agreement"), by and among the undersigned, Firstar Bank Milwaukee, N.A., for itself and as Agent, and certain other banks named therein, together with interest on the principal amount hereof from time to time unpaid. Interest (computed on the basis of the actual number of days elapsed and a year of 360 days) shall accrue on such unpaid principal amount from time to time at the rate or rates set forth in the Credit Agreement, and shall be payable monthly on the first Business Day of each month, or at such other times as may be provided in the Credit Agreement.

         This Note is one of the Notes issued under the Credit Agreement and is subject to permissive and mandatory prepayment, in each case upon the terms provided in the Credit Agreement. This Note is payable and secured in accordance with, is governed by and subject to, and is entitled to the benefits of, the Credit Agreement. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

         This Note is issued in replacement of and in substitution for, and not in payment of, a promissory note previously issued by the undersigned to the Payee pursuant to the terms of a Revolving Credit Agreement dated April 18, 1991, as previously amended (the "Original Credit Agreement"), which has been amended and restated in its entirety by the Credit Agreement referred to above. This Note shall not be construed as a novation of the indebtedness outstanding under the Original Credit Agreement.

         This Note shall be construed in accordance with the laws (other than the conflict of laws rules) of the State of Wisconsin. The undersigned waives presentment, protest and notice of dishonor, and agrees, in the event of default hereunder, to pay all costs and expenses of collection, including reasonable attorneys' fees.

                        ELECTRONIC ASSEMBLY CORPORATION


                                        By: _________________________________
                                        Title: ______________________________